Exhibit 5.1

2000 Pennsylvania Ave., NW Washington, D.C. 20006-1888 Telephone: 202.887.1500 Facsimile: 202.887.0763 www.mofo.com morrison & foerster llp

beijing, berlin, brussels,
denver, hong kong, london,
los angeles, new york,
northern virginia, palo alto,
san diego, san francisco, shanghai,
singapore, tokyo, washington, d.c.

June 6, 2018

Board of Directors

The Chemours Company
1007 Market Street

Wilmington, Delaware 19899

Re: The Chemours Company – Registration Statement on Form S-3 – €450,000,000 aggregate principal amount of 4.000% Senior Notes due 2026

Ladies and Gentlemen:

We have acted as counsel to The Chemours Company, a Delaware corporation (the “Company”), and the guarantors listed on Schedule I hereto (the “Covered Guarantors”) and Schedule II hereto (the “Other Guarantors,” and together with the Covered Guarantors, the “Guarantors”), in connection with the offer and sale by the Company of €450,000,000 aggregate principal amount of the Company’s 4.000% Senior Notes due 2026 (the “Notes”) and the guarantees (the “Guarantees”) of the Notes by the Guarantors, in each case pursuant to (1) a prospectus supplement dated May 22, 2018 and the accompanying base prospectus dated May 4, 2017 (such documents, collectively, the “Prospectus”) that form part of the Company’s and the Guarantors’ effective Registration Statement on Form S-3ASR (File No. 333-217642), as amended by Post-Effective Amendment No. 1 (as amended, the “Registration Statement”), filed by the Company and the Guarantors with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and (2) an Underwriting Agreement (the “Underwriting Agreement”), dated as of May 22, 2018, by and among the Company, the Guarantors and the several underwriters named in Schedule A thereto.

The Notes and the Guarantees have been issued pursuant to an indenture (the “Base Indenture”), dated as of May 23, 2017, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture (the “Supplemental Indenture”), dated as of June 6, 2018, by and among the Company, the Guarantors, the Trustee, Elavon Financial Services DAC, UK Branch, as paying agent (the “Paying Agent”), and Elavon Financial Services DAC, as registrar and transfer agent (the “Registrar and Transfer Agent”) (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). The Guarantees are contained in the global notes representing the Notes (the “Global Notes”).

Board of Directors

June 6, 2018

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Notes and the Guarantees.

As counsel for the Company and the Guarantors, we have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the Indenture and originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents, certificates and records as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, documents, certificates and records that we have reviewed; and (iv) the legal capacity of all natural persons. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

With respect to our opinion in paragraph 2 below relating to the Other Guarantors, we have relied upon the opinion of Locke Lord LLP of even date herewith with respect to certain matters of the laws of the State of Texas and we have relied upon the opinion of Butler Snow LLP of even date herewith with respect to certain matters of the laws of the State of Mississippi, in each case, as to the valid existence, power to create the respective Guarantee and due authorization of the respective Guarantee of the applicable Other Guarantors, and our opinion in paragraph 2 as to these matters is subject to the same qualifications, assumptions and limitations as are set forth in such opinions.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)          the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

Board of Directors

June 6, 2018

(ii)         limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)        our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

To the extent that the obligations of the Company with respect to the Notes and the obligations of the Guarantors with respect to the Guarantees may be dependent upon such matters, we assume for purposes of this opinion that each of the Trustee, the Paying Agent and the Registrar and Transfer Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each of the Trustee, the Paying Agent and the Registrar and Transfer Agent is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by each of the Trustee, the Paying Agent and the Registrar and Transfer Agent and constitutes the legal, valid and binding obligation of each of the Trustee, the Paying Agent and the Registrar and Transfer Agent enforceable against each of the Trustee, the Paying Agent and the Registrar and Transfer Agent in accordance with its terms; that each of the Trustee, the Paying Agent and the Registrar and Transfer Agent is in compliance with respect to performance of its obligations under the Indenture, with all applicable laws and regulations; that each of the Trustee, the Paying Agent, the Registrar and Transfer Agent and the Other Guarantors has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that a Statement of Eligibility of the Trustee on Form T-1 has been properly filed with the Commission.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.          The Notes have been duly authorized by all necessary corporate action of the Company and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of the Indenture and the Underwriting Agreement and, upon due authentication by the Trustee in accordance with the terms of the Indenture, will constitute legally valid and binding obligations of the Company.

2.          The Guarantees have been duly authorized by all necessary corporate action of the Guarantors and duly executed and delivered on behalf of the Guarantors in accordance with the terms of the Indenture and, upon due authentication of the Notes by the Trustee in accordance with the terms of the Indenture, will constitute legally valid and binding obligations of the Guarantors.

Board of Directors

June 6, 2018

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the applicable laws of the State of Mississippi and the State of Texas, as in effect on the date hereof.

We hereby consent to your filing a copy of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 6, 2018, and we further consent to the use of our name under the heading of “Validity of the Notes” in the Prospectus Supplement filed by the Company with the Commission. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP

Schedule I

Covered Guarantors

Guarantor	State of Incorporation, Formation or Organization (as applicable)
First Chemical Texas, L.P.	Delaware
The Chemours Company FC, LLC	Delaware

SCHEDULE II

Other Guarantors

Guarantor	State of Incorporation, Formation or Organization (as applicable)
ChemFirst Inc.	Mississippi
First Chemical Corporation	Mississippi
First Chemical Holdings, LLC	Mississippi
FT Chemical, Inc.	Texas